Exhibit 4.3

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of the 20th day of April, 2006 (this “Agreement”), is entered into by and between Ethanol Grain Processors, LLC, a Tennessee limited liability company (the “Company”), and Regions Bank, an Alabama banking corporation (the “Escrow Agent”).

RECITALS

A.           The Company is offering up to 31,175,000 capital units (in total, the “Units”) at a purchase price of $2.00 per Unit pursuant to an offering registered with the Securities and Exchange Commission and various state governmental agencies (the “Offering”).

B.             The minimum investment by a subscriber (a “Subscriber” or, collectively, “Subscribers”) is $20,000, with a payment in the amount of ten percent (10%) of the total purchase price due on subscription (the “Initial Payment(s)”), and payment for the remaining ninety percent (90%) due in one or more installments (such payments together with the Initial Payment(s), the “Payment(s)”) upon 30 days written notice from the Company pursuant to the terms of a promissory note to be executed and delivered on subscription.

C.             In order to facilitate the Offering, the Company is providing for the escrow of the proceeds to be received from the Offering in an escrow account until certain conditions have been met.

D.            The Company and the Escrow Agent desire to enter into an agreement with respect to said escrow of proceeds in an escrow account to be established with the Escrow Agent (the “Escrow Account”) in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.              Definitions. The following terms shall have the following meanings when used herein:

“Escrow Funds” shall mean the funds deposited with the Escrow Agent pursuant to this Agreement, together with any interest and other income thereon.

“Final Escrow Closing Date” shall mean April 30, 2007, unless prior to such date, the Company provides written notice to the Escrow Agent of the extension of the Final Escrow Closing Date in accordance with applicable federal and state laws, in which case the Final Escrow Closing Date shall mean the extended date established by such extension.

“Notice of Escrow Closing” shall mean a written certification that is signed on behalf of the Company by a duly authorized person thereof stating that the following conditions to closing on the Escrow Funds being held in the Escrow Account have been satisfied:

Ethanol Grain Processors, LLC	Public Offering Escrow Agreement

(i)                                     The Company has received a minimum of $50,000,000 in offering proceeds;

(ii)                                  The Company has closed on an amount of debt financing which the Company has determined will, together with the Company’s equity financing and grant awards, allow the Company to construct its proposed ethanol plant and commence start-up operations with a reasonable amount of working capital;

(iii)                               The Company has executed a design-build agreement with Fagen, Inc. for the construction of its proposed ethanol plant; and

(iv)                              The Company has obtained all permits necessary to begin construction of its proposed ethanol plant.

“Payment Instrument” shall mean a check, money order or similar instrument received by the Company as a Payment for the Units subscribed for by any Subscriber in the Offering.

“Subscription Accounting” shall mean an accounting prepared by the Company of all subscriptions for Units received by the Company as of the date of such accounting for which Payments have been deposited into the Escrow Account, indicating for each subscription (i) the Subscriber’s name, address and federal taxpayer identification number, (ii) the amount of the Payment(s) received, (iii) the date of deposit by the Company of the Payment Instrument(s) relating thereto and notations of any nonpayment of such Payment Instrument(s), (iv) any withdrawal of any such subscription by the Subscriber (if permitted), and (v) any rejection of any such subscription in whole or in part by the Company, or any other termination, for whatever reason, of any such subscription.

2.              Appointment of and Acceptance by Escrow Agent. The Company hereby appoints the Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent hereby accepts such appointment and agrees to act as Escrow Agent in accordance with the terms of this Agreement.

3.              No Endorsement. The parties hereto understand that the Escrow Agent, by accepting the appointment and designation as escrow agent hereunder, in no way endorses the merits of the offering of the securities. The Company agrees to notify any person acting on its behalf that the Escrow Agent’s position as escrow agent does not constitute such an endorsement, and to prohibit said persons from the use of the Escrow Agent’s name as an endorser of such offering.

4.              Deposits into Escrow.

a.               Delivery of Payment Instruments. From time to time prior to the termination of this Agreement, the Company shall forward Payment Instruments to the Escrow Agent for deposit into the Escrow Account, endorsed (if appropriate) to the Escrow Agent, together with a list of the applicable Subscribers showing, with respect to each such Subscriber, the Subscriber’s name, address and federal taxpayer identification number and the amount of the Payment Instruments allocable thereto.

ALL ESCROW FUNDS SHALL REMAIN THE PROPERTY OF THE SUBSCRIBERS ACCORDING TO THEIR RESPECTIVE INTERESTS AND SHALL NOT BE SUBJECT TO

ANY LIEN OR CHARGE BY THE ESCROW AGENT, ANY LIEN OR CLAIM BY THE COMPANY OR BY JUDGMENT OR CREDITORS CLAIMS AGAINST THE COMPANY UNLESS AND UNTIL RELEASED TO THE COMPANY IN ACCORDANCE WITH SECTION 5 HEREOF. IN NO EVENT SHALL ANY OF THE ESCROW FUNDS BE COMMINGLED WITH DEPOSIT ACCOUNTS OF THE ESCROW AGENT OR OTHERWISE TREATED AS A DEPOSIT ACCOUNT OF THE ESCROW AGENT OR REFLECTED ON THE FINANCIAL STATEMENTS OF THE ESCROW AGENT.

b.              Availability of Funds. Notwithstanding anything to the contrary contained in this Agreement, the Company understands and agrees that all Payment Instruments received by the Escrow Agent hereunder are subject to collection requirements of presentment and final payment, and that the funds represented thereby cannot be drawn upon or disbursed until such time as final payment in collected funds has been made and is no longer subject to dishonor. Upon receipt, the Escrow Agent shall process each Payment Instrument it receives for collection, and the proceeds thereof shall be held as part of the Escrow Funds and disbursed in accordance with Sections 5 and 6 hereof. If, upon presentment for payment, any Payment Instrument is dishonored, the Escrow Agent shall notify the Company of such dishonor and return such Payment Instrument to the Company to take whatever action it deems necessary. The Escrow Agent shall have no duty or responsibility to establish whether any Payment Instrument is valid and enforceable or represents collectible funds and shall have no duty or responsibility to take any action for the collection (other than deposit for payment) or enforcement of any Payment Instrument.

5.              Disbursement of Funds to the Company.

a.               Escrow Closing. Promptly upon receipt of the following documents from or at the direction of the Company, the Escrow Agent shall disburse to the Company the balance of the Escrow Funds, together with all interest or other income earned on the Escrow Funds (after deducting amounts payable to Subscribers pursuant to Section 6.b. hereof or payable to the Escrow Agent pursuant to Section 13 hereof), by wire transfer or such other means as may be requested by the Company:

1.               A Notice of Escrow Closing in the form attached hereto as Exhibit A; and

2.               A Subscription Accounting as of the date of the Notice of Escrow Closing.

Notwithstanding anything to the contrary herein provided, the Escrow Agent shall be entitled to rely conclusively and without inquiry on any documents furnished to the Escrow Agent by the Company which purport to be those documents contemplated by this Section 5(a). Without limiting the foregoing, the Escrow Agent shall have no duty or responsibility to review or seek to determine the truth, accuracy or sufficiency of any such documents, it being the understanding and agreement of the parties hereto that the Escrow Agent shall disburse the Escrow Funds upon receipt of documents the Escrow Agent believes, without any duty of further inquiry, to conform to the requirements set forth in this Section 5(a).

b.              Issuance of Certificates. Until the terms of this Agreement have been met and the funds hereunder released to the Company, the Company shall not issue any certificates or other evidences of securities with respect to the funds hereunder.

6.              Return of Funds to Subscribers.

a.               Failure to Reach Escrow Closing. If, by the date that is five (5) business days after the Final Escrow Closing Date, the Escrow Agent is not in receipt of the documents described in Section 5.a., then the Escrow Agent shall (i) notify the Company in writing that the conditions set forth in Section 5.a. have not been satisfied, (ii) as soon as practicable but no later than thirty (30) days following the Final Escrow Closing Date, return the Escrow Funds then held by the Escrow Agent to the Subscribers by certified mail in accordance with their respective Payments on deposit in the Escrow Account, together with each Subscriber’s pro rata portion of the net interest or other income earned in the Escrow Account (after deducting amounts paid to the Escrow Agent pursuant to Section 13 hereof), and (iii) then notify the Company in writing of such refund.

b.              Rejection of Any Subscription. As soon as practicable but no later than thirty (30) days after receipt by the Escrow Agent of written notice from the Company that the Company intends to reject a Subscriber’s subscription in whole or in part, the Escrow Agent shall return to the applicable Subscriber, by certified mail, that amount of the Payment(s) paid by or on behalf of such Subscriber for which the Subscriber’s subscription was rejected in whole or in part, together with such Subscriber’s pro rata portion of the interest or other income earned in the Escrow Account.

c.               Abandonment of Offering; Insolvency of the Company; Company Obligation to Notify. As soon as practicable but no later than thirty (30) days after receipt by the Escrow Agent of (i) written notice from the Company that it is abandoning the Offering, together with a copy of a resolution of the Company’s Board of Governors so abandoning the Offering, duly attested to by the Secretary of the Company, or (ii) written notice from the Company of the Company’s insolvency or bankruptcy, or the institution of bankruptcy, reorganization, insolvency, or liquidation proceedings by or against the Company and, if against the Company, such proceedings have continued without termination for at least one hundred twenty (120) days; the Escrow Agent shall return the Escrow Funds then held by the Escrow Agent to the Subscribers by certified mail in accordance with their respective Payments on deposit in the Escrow Account, together with each Subscriber’s pro rata portion of the net interest or other income earned in the Escrow Account (after deducting amounts paid to the Escrow Agent pursuant to Section 13 hereof). The Company shall promptly notify the Escrow Agent in writing of the occurrence of any of the events described in this Section 6.c.

d.              Interest or Income Earned. Computation of any Subscriber’s share of the (net) interest or other income earned will be made based on the proportion of such Subscriber’s Payment(s) in the Escrow Account to all Payments held by the Escrow Agent and upon the length of time in days such Payment was held in the Escrow Account as compared to all Payments held. All computations with respect to each Subscriber’s allocable share of (net) interest or other income shall be made by the Escrow Agent, which determinations shall be final and conclusive.

e.               Accounting. In connection with a return of funds to Subscribers pursuant to this Section 6, the Company shall provide the Escrow Agent with a Subscription Accounting. Under no circumstances may a Subscriber receive less than the principal amount of all Payments made by the Subscriber in connection with a return of funds to Subscribers pursuant to this Section 6.

7.              Suspension of Performance or Disbursement Into Court. If, at any time, there shall exist any dispute between the Company, the Escrow Agent, any Subscriber or any other person with respect to the holding or disposition of any portion the Escrow Funds or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent’s reasonable satisfaction, the proper disposition of any portion of the Escrow Funds or the Escrow Agent’s proper actions with respect to its obligations hereunder, or if the Company has not within 30 days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 10 hereof appointed a successor Escrow Agent to act hereunder, then the Escrow Agent may, in its sole discretion, consult legal counsel selected by it and take either or both of the following actions:

a.               Suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the reasonable satisfaction of the Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); provided, however, that the Escrow Agent shall continue to invest the Escrow Funds in accordance with Section 8 hereof; and/or

b.              Petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Davidson County, Tennessee, for instructions with respect to such dispute or uncertainty, and pay into such court all funds held by it in the Escrow Funds for holding and disposition in accordance with the instructions of such court, and the Escrow Agent shall thereupon be discharged from all further duties under this Escrow Agreement.

The Escrow Agent shall have no liability to the Company, any Subscriber or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Funds or any delay in or with respect to any other action required or requested of the Escrow Agent, except in instances of the Escrow Agent’s gross negligence or willful misconduct.

8.              Investment of Funds. The Escrow Agent shall invest and reinvest the Escrow Funds as the Company shall direct (subject to applicable minimum investment requirements) in writing; provided, however, that no investment or reinvestment may be made except in the following:

a.               United States Treasury Money Market funds (money market funds investing exclusively in U.S. Treasury securities and other investments that are backed by the full faith and credit of the United States of America); or

b.              Regions Bank’s Time Demand Open Account (TDOA).

If the Escrow Agent has not received written instructions from the Company when an investment decision needs to be made, the Escrow Agent shall invest the Escrow Funds, or such portion thereof as to which no written instructions have been received, in Regions Bank’s Time Demand Open Account (TDOA). Each of the foregoing investments shall be made in the name of the Escrow Agent in its stated capacity hereunder. Any and all investments hereunder shall be made in investments that are currently marketable or may be liquidated within five (5) business days without penalty or charge. Notwithstanding anything to the contrary contained herein, the Escrow Agent may, without notice to the Company, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any release of funds permitted or required hereunder. The Escrow Agent shall have no liability for any loss or diminution in the Escrow Account resulting from investments made in accordance with the provisions of this Agreement.

9.              Inspection of Records. Any state or federal governmental authority and the Company may, at any time upon reasonable notice, inspect the records of the Escrow Agent, insofar as they relate to this Agreement, for the purpose of determining compliance with and conformance to the provisions of this Agreement.

10.       Resignation and Removal of Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving thirty (30) days’ prior notice to the Company and upon providing an accounting of all Escrow Funds accepted, held and disbursed by the Escrow Agent hereunder. The Escrow Agent may be removed, with or without cause, by the Company, at any time upon thirty (30) days’ prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent, as provided herein below, and upon receipt by the Company and a successor Escrow Agent of an accounting of all Escrow Funds accepted, held and disbursed by the Escrow Agent hereunder. Upon any such notice of resignation or removal, the Company shall appoint a successor Escrow Agent hereunder. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, and upon receipt of the full accounting referred to above, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability hereunder for actions taken as Escrow Agent hereunder prior to such succession. Notwithstanding anything to the contrary herein provided, in the event the Escrow Agent resigns as Escrow Agent hereunder and no successor Escrow Agent has been designated and accepted appointment as successor Escrow Agent within forty-five (45) days following the date of the Escrow Agent’s notice of resignation, the Escrow Agent shall have the right to deposit all property held pursuant to this Agreement into the registry of any court of competent jurisdiction and notify the parties hereto of such deposit, and thereupon the Escrow Agent shall be discharged from all further duties and responsibilities as Escrow Agent under this Agreement. After any Escrow Agent’s resignation or removal, the provisions of this Agreement shall continue to apply as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

11.       Duty and Liability of Escrow Agent. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive the Escrow Funds, invest and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether the Company is complying with requirements of this Agreement or any applicable laws or regulations, including but not limited to federal or state securities laws, in tendering to the Escrow Agent said proceeds from the sale of the Units. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult counsel with respect to any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel. The Escrow Agent shall not be required to act upon or take notice of any direction, demand, notice, communication or instructions provided to the Escrow Agent by any

Subscriber, but shall act upon and take notice solely of notices, communications and instructions provided to the Escrow Agent by the Company or as otherwise set forth in this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or in any notices given to it in accordance with the notice provisions of this Agreement. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent by any party to this Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with the Escrow Account or this Agreement, or to appear in, prosecute or defend in any such legal action or proceedings. In performing its duties under this Agreement, or upon the claimed failure to perform its duties, the Escrow Agent shall have no liability except for the Escrow Agent’s willful misconduct or gross negligence. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential, or punitive damages.

12.       Indemnification. The Company shall indemnify and hold harmless the Escrow Agent and each director, officer, employee, and agent of the Escrow Agent (collectively, the “Indemnified Parties”) from and against any and all claims, demands, suits, actions or proceedings (including any inquiry or investigation) arising directly or indirectly from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation. This indemnity and hold harmless agreement shall include indemnity against all costs, expenses, damages and liabilities, including reasonable attorneys’ fees and expenses, incurred by or asserted against any of the Indemnified Parties in connection with any such claims, demands, suits, actions or proceedings, except for any consequential damages suffered by the Indemnified Parties as a result of any such claims, demands, suits, actions or proceedings, which consequential damages are expressly excluded from the foregoing indemnity. Provided, further, that the foregoing indemnity shall not apply to any claims demands, suits, actions or proceedings arising from the gross negligence or willful misconduct of any Indemnified Parties. The provisions of this Section 12 shall survive the termination of this Agreement, any distribution of Escrow Funds hereunder, and any resignation or removal of the Escrow Agent.

13.       Fees and Expenses of Escrow Agent. The Escrow Agent shall be entitled to compensation as described in Exhibit B attached hereto, promptly paid by the Company at such time or times as set forth therein, for the services provided by Escrow Agent hereunder. The provisions of this Section 13 shall survive any termination of this Agreement or the resignation or removal of the Escrow Agent. The fees agreed upon for services rendered hereunder are intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement; provided, however, that in the event the Escrow Agent renders any material service not contemplated in this Agreement or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company, but not from the Escrow Account.

14.       Representations and Warranties.

a.               The Company makes the following representations and warranties to the Escrow Agent, as of the date hereof:

1.               The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Tennessee and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

2.               This Agreement has been duly approved by all necessary corporate action of the Company, has been executed by duly authorized persons of the Company, and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms;

3.               The execution, delivery, and performance by the Company of this Agreement will not violate, conflict with, or cause a default under the Company’s governing instruments, any applicable law or regulation, any court order or administrative ruling or decree to which the Company is a party or any of its property is subject, or any agreement, contract, indenture or other binding arrangement to which the Company is a party or any of its property is subject; and

4.               The Company hereby acknowledges that the status of the Escrow Agent is that of agent only for the limited purposes set forth herein, and hereby represents and covenants that no representations or implications shall be made that the Escrow Agent has investigated the desirability or advisability of an investment in the Units or has approved, endorsed or passed upon the merits of the investments therein and that the name of the Escrow Agent has not and shall not be used in any manner in connection with the offer or sale of the Units other than to state that the Escrow Agent has agreed to serve as agent for the limited purposes set forth herein.

b.              The Escrow Agent represents and warrants to the Company, as of the date hereof, that the Escrow Agent has all necessary powers and authority to act as an escrow agent as set forth in this Agreement.

The Escrow Agent shall have no duty or responsibility for determining whether the Units or the offer and sale thereof conform to the requirements of applicable Federal or state securities laws, including but not limited to the Securities Act of 1933 or the Securities Exchange Act of 1934. The Company represents and warrants to the Escrow Agent that the Units and the offer and sale thereof will comply in all respects with applicable Federal and state securities laws and further represents and warrants that it has obtained and acted upon the advice of legal counsel with respect to such compliance with applicable Federal and state securities laws. The Escrow Agent has not participated in the preparation or review of any sales or offering material relating to the Units described in this Agreement. In addition to any other indemnities provided for in this Agreement, the Company shall indemnify and hold harmless the Escrow Agent and each of its officers, directors, agents and employees from and against all claims, liabilities, losses and damages (including attorneys’ fees) incurred by the Escrow Agent or such persons and which directly or indirectly result from any violation or alleged violation of Federal or state securities laws. The term “Regions Bank” or any similar words shall not be used by the Company or reproduced in any prospectus or offering, sales or similar material utilized by the Company or anyone acting on the Company’s behalf in connection with the offering or sale of the Units, other than to state that the

Company will hold subscription deposits and proceeds in an escrow account that it has established at Regions Bank.

15.       Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the courts in Davidson County, Tennessee shall have sole and exclusive jurisdiction and shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of the courts specified herein and agree to accept service or process to vest personal jurisdiction over them in any of these courts.

16.       Notice. Any notice and other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered five (5) days after deposit in the United States mail, by certified mail with return receipt requested and postage prepaid, at the time of delivery when delivered personally, one (1) day after delivery to any overnight courier, or when transmitted by facsimile transmission facilities, and addressed to the party to be notified as follows; provided, however, that the Escrow Agent shall not be deemed to have received any notice or communication prior to its actual receipt thereof:

If to the Company:

Ethanol Grain Processors, LLC

Attention: Chief Executive Officer

P.O. Box 95

Obion, TN 38240

Fax:  (731) 536-1287

If to the Escrow Agent:

Regions Bank

Corporate Trust Department

417 North 20th Street, Suite 1420

Birmingham, Alabama 35203

Attn: Rebecca Brayman

205-801-5236 - Direct

205-326-7077 - Facsimile

Rebecca.brayman@regions.com

or to such other address as each party may designate for itself by like notice.

17.       Amendment or Waiver. This Agreement may be changed, waived, discharged or terminated only by a writing signed by the Company and the Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or wavier of, any right or remedy on any future occasion.

18.       Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19.       Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Tennessee without giving effect to the conflict of laws principles thereof.

20.       Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the acceptance, collection, holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of the Escrow Agent with respect to the Escrow Funds.

21.       Binding Effect. All of the terms of this Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Company and the Escrow Agent; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other party hereto.

22.       Execution in Counterparts. This Agreement may be executed in any number of counterparts, which, when so executed, shall constitute one and the same agreement.

23.       Termination. Upon the first to occur of the disbursement of all amounts in the Escrow Account pursuant to Section 5 or 6 hereof or deposit of all amounts in the Escrow Account into court pursuant to Section 7 hereof, this Agreement shall terminate and the Escrow Agent shall have no further responsibilities whatsoever with respect to this Agreement or the Escrow Funds, except that the Escrow Agent shall be required to prepare and issue IRS Forms 1099 to the Subscribers in the event that an IRS Form 1099 filing requirement arises with respect to interest or other income earned on the Escrow Funds.

24.       Force Majeure. No party to this Agreement shall be liable to any other party for losses arising out of, or the inability to perform its obligations under the terms of this Agreement, due to acts of God, which shall include, but shall not be limited to hurricanes, fire, floods, strikes, mechanical failure, war, riot, nuclear accident, earthquake, terrorist attack, computer piracy, cyber-terrorism or other acts beyond the control of the parties hereto.

25.       USA PATRIOT ACT. None of Company is (or will be) a person with whom Escrow Agent is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, the Company hereby agrees to provide to Escrow Agent with any additional information that Escrow Agent deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities. The following notification is provided to the Company pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 (“Patriot Act”):  IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for depositors:  When a depositor opens an account, if such depositor is an individual, a lender (including Escrow Agent) will ask for such depositor’s name, taxpayer identification number, residential address,  date of birth, and other information that will allow the lender to identify such depositor, and, if such depositor is not an individual, the Escrow Agent will ask for such depositor’s name, taxpayer identification number, business address, and other information that will allow the lender to identify such depositor. The Escrow Agent may also ask, if such depositor is an individual, to see depositor’s driver’s license or other identifying documents, and, if such depositor is not an individual, to see such depositor’s legal organizational documents or other identifying documents. In the event the Company violates any of the provisions of the USA Patriot Act and the regulations thereunder, such event shall constitute a default hereunder and shall entitle the Escrow Agent to exercise all of its rights and remedies at law or in equity, including but not limited to terminating this Escrow Agreement.

26.       Illegal Activities. Escrow Agent shall have the rights in its sole discretion to not accept appointment as escrow agent and reject funds and collateral from any depositor in the event that Escrow Agent has reason to believe that such funds or collateral violate applicable banking practices or applicable laws or regulations, including but not limited to the Patriot Act. In the event of suspicious or illegal activity and pursuant to all applicable laws, regulations and practices, the other parties to this Agreement will assist Escrow Agent and comply with any reviews, investigations and examinations directed against the deposited Escrow Funds.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective as of the date first above written.

ETHANOL GRAIN PROCESSORS, LLC

By:	/s/ James K. Patterson
Name:	James K. Patterson
Its:	Chief Executive Officer
Federal Taxpayer I.D. number:	20-1834045
State Taxpayer I.D. number:	N/A

REGIONS BANK, Escrow Agent

By:	/s/ Rebecca K. Brayman
Name:	Rebecca K. Brayman
Its:	Assistant Vice President

EXHIBIT A

Form of Notice of Escrow Closing

(to be on Company letterhead)

Regions Bank	(date)
Corporate Trust Department
417 North 20th Street, Suite 1420
Birmingham, Alabama 35203
Attn: Rebecca Brayman

Re: Notice of Escrow Closing – Public Offering

Dear Sir/Madam:

Pursuant to the Escrow Agreement dated (date), you are hereby notified that the following conditions to closing on the Escrow Funds being held in the Escrow Account have been satisfied:

(i)                                     The Company has received a minimum of $50,000,000 in offering proceeds;

(ii)                                  The Company has closed on an amount of debt financing which the Company has determined will, together with the Company’s equity financing and grant awards, allow the Company to construct its proposed ethanol plant and commence start-up operations with a reasonable amount of working capital;

(iii)                               The Company has executed a design-build agreement with Fagen, Inc. for the construction of its proposed ethanol plant; and

(iv)                              The Company has obtained all permits necessary to begin construction of its proposed ethanol plant.

IN WITNESS WHEREOF, the undersigned hereby certifies he is duly authorized to execute this notice on behalf of Ethanol Grain Processors, LLC.

ETHANOL GRAIN PROCESSORS, LLC

By:
Name:
Its:

A-1

EXHIBIT B

Compensation of Escrow Agent

Acceptance Fee:	$500.00

Annual Administration Fee:	$2,000.00

The Acceptance Fee and the Annual Administration Fee are due upon execution of the escrow agreement. All other fees, if any, will be billed to the client in arrears.

[These fees are based upon our current understanding of our duties under of this agreement. Regions Bank reserves the rights to adjust its fees should its duties change under the agreement]

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